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BERMAN & COMPANY, P.A.

Certified Public Accountants and Consultants

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 3, 2013 on the financial statements of Boxceipts.com, Inc. as of September 30, 2012 and 2011, and the related statements of operations, stockholders' deficit and cash flows for the years ended September 30, 2012 and 2011 and from October 25, 2010 (inception) to September 30, 2012, included herein on the registration statement of Boxceipts.com, Inc. on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Berman & Co. P.A.

Boca Raton, Florida
June 11, 2013